Exhibit 2.2

AMENDMENT AGREEMENT RELATING TO THE SALE AND PURCHASE OF THE

PARTNERSHIP INTERESTS IN OFFICE DEPOT (NETHERLANDS) C.V.

between

OFFICE DEPOT FOREIGN HOLDINGS LP, LLC

and

OFFICE DEPOT FOREIGN HOLDINGS GP, LLC

and

OFFICE DEPOT, INC.

and

AURELIUS RHO INVEST NL DS B.V.

and

AURELIUS RHO INVEST NL TWO B.V.

31 December 2016

Table of Contents

		Page
1.	Interpretation	3

2.	Amendments to the Original Agreement	4

3.	Miscellaneous	10

This amendment agreement (the “Amendment Agreement”) is made on 31 December 2016 between Office Depot Foreign Holdings LP, LLC, a limited liability company organised and existing under the laws of the state of Delaware, United States of America, with registered address at 3411 Silverside Road, Rodney Building no. 104, Wilmington, Delaware 19810, United States of America, with registration number 5073449 (the “LP Limited Partnership Seller”), Office Depot Foreign Holdings GP, LLC, a limited liability company organised and existing under the laws of Delaware, United States of America, with registered address at 3411 Silverside Road, Rodney Building no. 104, Wilmington, Delaware 19810, United States of America, with registration number 5073453 (the “GP Limited Partnership Seller”), Office Depot, Inc., a corporation organised and existing under the laws of Delaware, United States of America, with registered address at 3411 Silverside Road, Rodney Building no. 104, Wilmington, Delaware 19810, United States of America (the “Parent”), Aurelius Rho Invest NL DS B.V., a private company with limited liability (besloten vennootschap met beperkte aanspra-kelijkheid) incorporated under the laws of the Netherlands with its corporate seat in Venlo, the Netherlands, registered with the trade register of the Chamber of Commerce under number 67270905 (the “LP Limited Partnership Purchaser”) and Aurelius Rho Invest NL Two B.V., a private company with limited liability (besloten vennootschap met beperkte aanspra-kelijkheid) incorporated under the laws of the Netherlands with its corporate seat in Venlo, the Netherlands, registered with the trade register of the Chamber of Commerce under number 67268226 (the “GP Limited Partnership Purchaser”, together with the LP Limited Partnership Purchaser, the “Purchasers”).

RECITALS

(A)    The parties entered into a sale and purchase agreement dated 22 November 2016 relating to the transfer of the partnership interests in Office Depot (Netherlands) C.V. (the “Original Agreement”).

(B)    The LP Limited Partnership Seller owns the LP Limited Partnership Interest. The GP Limited Partnership Seller owns the GP Limited Partnership Interest.

(C)    The LP Limited Partnership Seller has agreed to sell and transfer, and the LP Limited Partnership Purchaser has agreed to purchase and accept, the LP Limited Partnership Interest on the terms and subject to the conditions set out in the Original Agreement.

(D)    The GP Limited Partnership Seller has agreed to sell and transfer, and the GP Limited Partnership Purchaser has agreed to purchase and accept, the GP Limited Partnership Interest on the terms and subject to the conditions set out in the Original Agreement.

(E)    The parties wish to amend the Original Agreement by, and in accordance with the terms of, this Amendment Agreement.

THE PARTIES AGREE as follows:

1.    INTERPRETATION

1.1    In this Amendment Agreement, words and expressions defined in the Original Agreement shall have the same meaning in this Amendment Agreement, except where a word or expression is otherwise defined in this Amendment Agreement in which case it shall have the meaning set out in this Amendment Agreement.

2.    AMENDMENTS TO THE ORIGINAL AGREEMENT

2.1    The parties agree to amend the Original Agreement as follows:

(a)	the following definition shall be inserted as a new definition of “Eurobond” in Clause 1.1 of the Original Agreement:

“Eurobond” means the quoted Eurobond (as amended from time to time) listed on the Cayman Islands Stock Exchange issued by Office Depot Europe Holdings Limited and held by the GP Limited Partnership Seller acting in its capacity as general partner and for the risk and benefit of the Limited Partnership.

(b)    the definition of “LP Assets” in Clause 1.1 of the of the Original Agreement shall be amended to include new limb (g) as follows:

(g)    a loan agreement dated 11 February 2003 (as amended from time to time) between Office Depot (Operations) Holdings B.V. (as debtor) and the GP Limited Partnership Seller (as creditor) acting in its capacity as general partner and for the risk and benefit of the Limited Partnership (the “ODOHBV Loan”).

(c)    the definition of “Pre-Completion Restructuring Steps Plan” in Clause 1.1 of the Original Agreement shall be deleted in its entirety and replaced with the following new definition of “Pre-Completion Restructuring Steps Plan” in Clause 1.1 of the Original Agreement:

“Pre-Completion Restructuring Steps Plan” means the steps plan in the form set out at Annex 1 of this Amendment Agreement setting out the steps to effect the Pre-Completion Restructuring.

(d)    a definition for “Target Cash” shall be included in Clause 1.1 of the Original Agreement as follows:

“Target Cash” means €113,500,000.

(e)    Clauses 5.3 and 5.4 of the Original Agreement shall be deleted in their entirety and replaced with the following new Clauses 5.3 and 5.4:

5.3    The Completion Payment will be adjusted by an amount equal to the sum of:

(a)    the amount by which Cash exceeds Target Cash; minus

(b)    the amount by which Cash is lower than Target Cash; plus

(c)    the lower of (i) the amount by which Working Capital exceeds €150,000,000 and (ii) €40,000,000; minus

(d)    the amount by which Working Capital is less than €150,000,000,

in each case, as determined in accordance with Schedule 7.

5.4    In respect of any payment required pursuant to Clause 5.3 above:

(a)    if the sum of Clause 5.3 is a negative number, each Seller shall pay its Relevant Proportion of the aggregate sum (for this purpose expressed as a positive number) to the GP Limited Partnership Purchaser (to hold on behalf of itself and the LP Limited Partnership Purchaser in their Relevant Proportions), provided that the maximum aggregate liability of the Sellers under this Clause 5.4(a) shall be €263,500,000;

(b)    if the sum of Clause 5.3 is a positive number, the Purchasers shall pay to the GP Limited Partnership Seller (to hold on behalf of itself and the LP Limited Partnership Seller) the lower of: (i) any Cash of the Limited Partnership or the Cooperative at Completion (which, for the avoidance of doubt, may be zero); (ii) €20,000,000; and (iii) the positive amount calculated in accordance with Clause 5.3;

(c)    the Sellers or the Purchasers (as the case may be) shall make such payment not later than 15 Business Days following the date on which the Completion Adjustment Statement is, or is deemed to be, agreed or determined;

(d)    the amount of such payment shall accrue interest from the Completion Date at the Agreed Rate;

(e)    such payment shall be in Euros; and

(f)    such payment shall not be limited by the Sellers’ limitations on liability set forth in this Agreement.

(f)    the following Clauses 5.16 shall be inserted as a new Clause 5.16 to the Original Agreement:

5.16    The Sellers undertake to the Purchasers that Cash at Completion shall be at least €40,000,000. The parties agree that:

(i)    this contractual undertaking shall not be treated as an Encumbrance affecting an asset or right of the Sale Group Company and such cash balance shall be treated as freely available for use by the Sale Group in the preparation of the Completion Adjustment Statement;

(ii)    to ensure that there is no double-recovery by the Purchasers, the liability of the Sellers for any breach of this Clause 5.16 shall be reduced by an amount equal to the amount by which Cash in the Completion Adjustment Statement is less than €40,000,000, provided that the Sellers shall have no liability under this Clause 5.16 if Cash in the Completion Adjustment Statement exceeds €40,000,000; and

(iii)    if the Sellers have made a payment to the Purchasers in settlement of a claim for any breach of this Clause 5.16, prior to the date on which the Completion Adjustment Statement is agreed or determined, an amount equal to the aggregate amount of all such payments shall be deducted from any aggregate amount due under Clause 5.4(a) or added to any aggregate amount due under Clause 5.4(b) (as the case may be).

(g)    the following Clauses 5.17 and 5.18 shall be inserted as new Clauses 5.17 and 5.18 to the Original Agreement:

5.17    Not later than 3 Business Days following Completion, each Seller shall pay its Relevant Proportion of an amount equal to €33,500,000 (the “Completion Payment Deposit”) to the account of the GP Limited Partnership Purchaser (to hold on behalf of itself and the LP Limited Partnership Purchaser in the Relevant Proportions), details of which the Purchasers shall specify in writing to the Sellers before Completion, to be held strictly as a deposit on account of any payment which may be required from the Sellers to the Purchasers pursuant to Clause 5.4(a) although it is acknowledged that (without prejudice to the Purchasers’ obligations under this Clause 5.17 and Clause 5.18) such payment may be used in the business of the Sale Group. If:

(i)    the Sellers are required to pay a sum to the GP Limited Partnership Purchaser pursuant to Clause 5.4(a) that is equal to or greater than the amount of the Completion Payment Deposit, then the Sellers shall be treated as having paid €33,500,000 in satisfaction of their obligations under Clause 5.4(a) and (notwithstanding Clause 5.4(a)) each Seller shall only be liable to pay for its Relevant Proportion of any excess over €33,500,000 under Clause 5.4(a), and the Purchasers shall be under no obligation to return the Completion Payment Deposit to the Sellers;

(ii)    the Sellers are required to pay a sum to the GP Limited Partnership Purchaser pursuant to Clause 5.4(a) that is lower than the amount of the Completion Payment Deposit, then the Sellers shall be treated as having paid such amount in full satisfaction of their obligations under Clause 5.4(a) and shall have no further obligation under Clause 5.4(a), and the Purchasers shall return an amount equal to the difference between the Completion Payment Deposit and the sum due under Clause 5.4(a) to the GP Limited Partnership Seller (to hold on behalf of itself and the LP Limited Partnership Seller) not later than 2 Business Days following the date on which the Completion Adjustment Statement is, or is deemed to be, agreed or determined; and

(iii)    the Sellers are not required to pay any sum to the GP Limited Partnership Purchaser pursuant to Clause 5.4(a) or if the Purchasers are liable to pay any sum to the GP Limited Partnership Seller (to hold on behalf of itself and the LP Limited Partnership Seller) under Clauses 5.4(b), then the Purchasers shall return an amount equal to the Completion Payment Deposit to the GP Limited Partnership Seller (to hold on behalf of itself and the LP Limited Partnership Seller) not later than 2 Business Days following the date on which the Completion Adjustment Statement is, or is deemed to be, agreed or determined and the Purchasers shall in addition make the payment required by Clause 5.4(b).

5.18    The Completion Payment Deposit shall accrue interest at the Agreed Rate from the date on which it is paid to such account of the GP Limited Partnership Purchaser until the date on which the Completion Payment Deposit is used by the GP Limited Partnership Purchaser or returned to the GP Limited Partnership Seller (as the case may be) in accordance with Clause 5.17. The parties agree that all such accrued interest shall be for the account of the Sellers. To the extent there is any interest payable under Clause 5.4(d) by the Sellers to the Purchasers, then such interest shall be satisfied by set off against any interest accrued for the account of the Sellers under this Clause 5.18. Any interest accrued for the account of the Sellers (which remains after set off against any amounts owed by the Sellers to the Purchasers under Clause 5.4(d)) shall be paid by the Purchasers to the GP Limited Partnership Seller (to hold on behalf of itself and the LP Limited Partnership Seller) not later than 2 Business Days following the date on which the Completion Adjustment Statement is, or is deemed to be, agreed or determined. If the Purchasers are liable to pay any sum to the Sellers under Clause 5.4(b) then the Purchasers in addition shall pay any interest due to the Sellers under Clause 5.4(d).

5.19    The Parent acknowledges that the obligations of the Sellers under Clause 5.17 shall be Sellers’ obligations for the purpose of Clause 18 of the Original Agreement.

(h)    the following Clause 8.7 shall be inserted as a new Clause 8.7 to the Original Agreement:

8.7    The Purchasers hereby request that, and the Sellers hereby agree that, the Sellers shall procure that (i) the current outstanding principal and accrued but unpaid interest of the Eurobond is released by the GP Limited Partnership Seller acting in its capacity as general partner and for the risk and benefit of the Limited Partnership and (ii) the Eurobond is delisted from the Cayman Islands Stock Exchange, in each case prior to Completion.

(i)    Clause 9.1 to 9.8 (inclusive) of the Original Agreement shall be deleted in their entirety and replaced with the following new clauses 9.1 to 9.6 (inclusive):

9.1    The provisions of Clauses 9.1 to 9.6 (inclusive) shall apply with respect to any guarantee, suretyship, indemnity, bonding liability, letter of comfort or other assurance or security or obligation (including a joint and several obligation), including the provision of any cash on deposit, or similar surety in place at the Cut-Off Date given or undertaken by a Sellers’ Group Company from time to time to secure or support the liabilities or obligations of any Sale Group Company (actual or contingent) and whether given directly or indirectly or by way of counter indemnity, and any such guarantee or similar surety is herein referred to as a “Guarantee”. Any Sellers’ Group Company may enforce the terms of Clauses 9.1 to 9.6 (inclusive). This Clause 9 is an irrevocable third party stipulation made for no consideration (onherroepelijk derdenbeding om niet), pursuant to Article 6:253 paragraph 4 of the Dutch Civil Code, made for the benefit of any Sellers’ Group Company.

9.2    The Purchasers shall use its reasonable endeavours to procure that each Sale Group Company continues to satisfy and discharge each obligation binding on them which is the subject of a Guarantee so as to avoid any claim being made against a Sellers’ Group Company under or in connection with a Guarantee, subject to the provisions of Clause 9.3, and the Purchasers shall indemnify and hold harmless the Sellers and each other Sellers’ Group Company from and against all costs, claims and liabilities incurred by them and arising under or in connection with any Guarantee. The Purchasers shall procure that a Sale Group Company (for so long as it is controlled, directly or indirectly, by Aurelius), whose obligations are the subject of a Guarantee, shall agree to indemnify the relevant Sellers’ Group Company from and against all costs, claims and liabilities arising under that Guarantee.

9.3    If any Purchaser or a Sale Group Company wishes to terminate or cease to comply with any obligation which is the subject of a Guarantee, the Purchasers shall procure that notice is first given to the Sellers and the Parent and hereby undertake to the Sellers and each other Sellers’ Group Company to obtain an unconditional and irrevocable release of the Guarantee as part of the termination of the corresponding obligation, provided that the indemnity in Clause 9.2 shall continue to apply to any Guarantee to the extent not so released.

9.4    A Sellers’ Group Company shall, with the prior written consent of the Purchasers, not to be unreasonably withheld (such consent only to be required from Completion), be entitled to negotiate with the beneficiary of a Guarantee (including, for the avoidance of doubt, any beneficiary who seeks to alter the terms of its Guarantee following the Cut-Off Date) for the unconditional and irrevocable release of such Guarantee and the Purchaser shall procure that the Sale Group Companies take all steps necessary and requested by a Sellers’ Group Company to enable the Sellers’ Group Company to obtain the unconditional and irrevocable release of the Guarantee including agreeing to amend the terms of the underlying obligation and place money on deposit provided that the relevant Sellers’ Group Company agrees to fund the amount of the deposit and/or agrees to recompense the relevant Sale Group Company for the net present value of the incremental cost to the Sale Group Company of the amended obligation (provided that an extended contractual duration shall be deemed to have no incremental cost). No Sellers’ Group Company shall be liable under this Clause 9.4 under any arrangement unless it has been requested in writing by a Sale Group Company.

9.5    The Sellers undertake to procure that no Sellers’ Group Company shall unilaterally revoke a Guarantee (expressed to be revocable by it and not Disclosed to the Purchasers on or before the Cut-Off Date) in the period commencing immediately following Completion and ending on the third anniversary of Completion (the “Economic Loss Period”) without first giving notice to the Purchasers. The Purchasers shall cooperate, and shall procure that the Sale Group cooperates, with the Sellers to effect the revocation of a Guarantee in accordance with this Clause 9.5, including by offering to replace the Guarantee previously provided by the relevant Sellers’ Group Company with a similar parent company guarantee of the Purchasers or a subsidiary. If such a Guarantee is revoked by the Sellers as envisaged by this Clause 9.5 in the Economic Loss Period or if any other Guarantee (expressed to be revocable by it and not Disclosed to the Purchasers on or before the Cut-Off Date) has been unilaterally revoked on or prior to Completion, the Sellers shall recompense the Purchasers for their Relevant Proportion of any economic loss directly suffered by the relevant Sale Group Company within the Economic Loss Period resulting from such revocation of the relevant Guarantee or, in the case of a Guarantee revoked prior to Completion, during the period commencing on the date of revocation of the Guarantee and ending on the third anniversary of Completion (“Revocation Period”), provided that if a Purchasers’ Group Company is required to fund cash on deposit or in escrow as replacement security for the Guarantee revoked, the Sellers obligation to recompense the Purchasers will be subject to the relevant parties agreeing documentation to allow for the payment in a tax efficient manner to the Sellers’ Group and to entitle the Sellers to a return of the deposit or escrow (or a cash equivalent amount) to the extent it is not utilised by the beneficiary of the revoked Guarantee within the Economic Loss Period or the Revocation Period, as the case may be, (or, in each case, if earlier when the deposit or escrow is available to be released) . The Purchasers undertake to take all reasonable steps (and to procure that the relevant Sale Group Company takes all reasonable steps) to mitigate the loss suffered by the relevant Sale Group Company.

9.6    The Purchasers and the Sellers agree to, between the Cut-Off Date and Completion, negotiate in good faith with each other matters relating to: (a) collaboration between the Sellers’ Group and the Sale Group in respect of international key accounts; (b) supply of certain goods and services by the global sourcing office of the Sellers’ Group to the Sale Group; and (c) transitional services arrangements between the Sellers’ Group (in particular relating to IT), in each case as to be set out in definitive agreements and to come into effect upon Completion.

9.7    The Purchasers undertake to the Sellers that, following Completion, they shall ensure that they will have available funds to satisfy any of their remaining obligations and liabilities under this Agreement and shall procure that no Purchasers’ Group Company will take any action that would or would be reasonably likely to prejudice the Purchasers’ ability to satisfy any such obligations and liabilities.

(j)    Clause 14 of the Original Agreement shall be deleted in its entirety and replaced with the following new clause 14:

14    Except where to do so would waive legal privilege in respect of the contents thereof, each of (i) the Purchasers shall make available to the GP Limited Partnership Seller and its advisers; and (ii) the Sellers shall make available to the Purchaser and its advisers, any books or records of any Sale Group Company to the extent relating to any period (or part thereof) or event on or prior to Completion (or, if practicable, the relevant parts of those books and records) (the “Records”) to the extent available to it which are required by either of the Purchasers or the Sellers’ Group for the purpose of preparing the statutory accounts or for any other accounting, insurance, regulatory or taxation purposes and, accordingly, the Purchasers or the Sellers, as applicable, shall, upon being given reasonable prior written notice by the other party and its advisers and where information is being provided to the GP Limited Partnership Seller, subject to the GP Limited Partnership Seller giving such undertaking as to confidentiality as the Purchasers may reasonably require, procure that such Records are made available during office hours to either the Purchasers or the GP Limited Partnership Seller, as applicable, and their respective advisers for inspection and copying for and only to the extent necessary for such purpose and for a period of (i) seven years from the Completion Date where such request is made by the Purchasers and, (ii) seven years from the Completion Date where such request is made by or on behalf of the GP Limited Partnership Seller.

(k)    Paragraph (A)(1)(i) of Schedule 2 of the Original Agreement shall be deleted in its entirety and replaced with the following new Paragraph (A)(1)(i) of Schedule 2:

(i)    demonstrate to the satisfaction of the Purchasers (acting reasonably) that, subject only to the occurrence of Completion, the DB Scheme will be transferred out of the Sale Group.

(l)    Paragraph (C)(1)(a) of Schedule 2 of the Original Agreement shall be deleted in its entirety and replaced with the following new Paragraph (C)(1)(a) of Schedule 2:

(C)(1)(a)    subject to (b), (c) and (d) below, the Sellers and the Purchasers shall execute (i) those other Transaction Documents expressed to be delivered at Completion, (ii) an assignment agreement to assign the ODOHBV Loan to the GP Limited Partnership Purchaser (accepting the assignment in its capacity as the new general partner and for the risk and benefit of the Limited

Partnership) and (iii) an agreement to transfer the membership interests in Office Depot (Netherlands) LLC to the GP Limited Partnership Purchaser (accepting the assignment in its capacity as the new general partner and for the risk and benefit of the Limited Partnership);

(m)    Paragraph (1)(c) of Schedule 3 of the Original Agreement shall be deleted in its entirety and replaced with the following new Paragraph (1)(c) of Schedule 3:

(c)    restructuring initiatives (to the extent that the co-operation of the Purchasers is not required) and capital expenditure are implemented in line with the Budget (plus any additional restructuring costs).

(n)    Paragraph 8 of Schedule 4 shall be deleted in its entirety and replaced with the following new Paragraph 8 in Schedule 4:

(8)    Any action in connection with (i) the liquidation of Office Depot Overseas Holdings Ltd (Bermuda) or its extraction from the Sale Group pursuant to the Pre-Completion Restructuring, (ii) the liquidation of Office Depot Private Ltd, (iii) the liquidation of Office Depot Brasil Participacoes Limitada and (iv) the liquidation of Office Depot Delaware Overseas Finance No 1 LLC.

(o)    Paragraph 16 of Schedule 4 shall be deleted in its entirety and replaced with the following new Paragraph 16 in Schedule 4:

(16)    Any action in connection with the release of the current outstanding principal and accrued but unpaid interest of the Eurobond or the delisting of the Eurobond from the Cayman Islands Stock Exchange.

(p)    the “Note” at the end of Part 2 of Schedule 7 of the Original Agreement shall be deleted in its entirety and replaced with the following new Note” at the end of Part 2 of Schedule 7:

Note:

Notwithstanding the classification of the line items in the format above, the amount to be included in the Completion Adjustment Statement with respect to the Cash and Working Capital shall be in accordance with Part 3 of Schedule 7.

(q)	The following Paragraph 1.18 shall be inserted as a new Paragraph 1.18 in Part B, Part 3 of Schedule 7 of the Original Agreement:

1.18    Any accrual or provision for the costs of redundancies and termination of employment incurred on or after 1 December 2016 are to be treated as severance – restructuring (account number 234551). For the avoidance of doubt, severance unrelated to restructuring incurred in this time period shall be excluded.

2.2    The parties agree that the above amendments shall be deemed to have been made to the Original Agreement with effect from 22 November 2016.

2.3    The parties agree that no party shall be deemed to be in breach of any clause of the Original Agreement solely by virtue of the amendments made to the Original Agreement by this Amendment Agreement.

2.4    The parties agree that the provisions of the Original Agreement shall continue to apply as amended by this Amendment Agreement and that references in the Original Agreement to “this Agreement” shall be construed as meaning the Original Agreement as amended by this Amendment Agreement.

3.    MISCELLANEOUS

Clauses 17 and 19 to 24 of the Original Agreement shall apply to this Amendment Agreement mutatis mutandis (and references in these provisions to “this Agreement”, “Transaction Documents” (or similar expressions) shall be deemed to be a reference to this Amendment Agreement.

[Signatures follow on the next page]

EXECUTED by the parties:

OFFICE DEPOT FOREIGN HOLDINGS LP, LLC

By:
Name:
Title:

OFFICE DEPOT FOREIGN HOLDINGS GP, LLC

By:
Name:
Title:

OFFICE DEPOT, INC.

By:
Name:
Title:

AURELIUS RHO INVEST NL DS B.V.

By:
Name:
Title:

AURELIUS RHO INVEST NL TWO B.V.

By:
Name:
Title:

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